Exhibit 10.5

Supplemental Executive Retirement Plan

For Jeffrey S. Bowen

This Supplemental Executive Retirement Plan (the “Plan”) for Jeffrey S. Bowen (the “Plan”) is effective as of the date employment commences with Dana Holding Corporation (the “Company”) (the “Effective Date”), in order to provide Jeffrey S. Bowen (the “Participant” or “Executive”) with certain additional, non-qualified retirement benefits. The provisions of this Plan shall apply only to the Participant.

ARTICLE I

DEFINITIONS

“Cause” means:

A.	Any act or omission constituting a material breach by the Executive of any terms and conditions of his employment that has not been cured within thirty (30) days after written notice to the Executive describing the breach and the nature of the conduct necessary to cure the breach;

B.	The willful failure by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by Company that identifies in reasonable detail the manner in which Company believes the Executive has not performed his duties, if, within 30 calendar days of such demand, the Executive fails to cure any such failure capable of being cured;

C.	Any intentional act or misconduct materially injurious to Company or any Subsidiary, financial or otherwise, or any act of misappropriation, fraud including with respect to Company’s accounting and financial statements, embezzlement or conversion by the Executive of Company’s or any of its Subsidiary’s property;

D.	The conviction (or plea of no contest) of the Executive for any felony including any felony involving fraud, moral turpitude, embezzlement or theft;

E.	The commission of any violation of any antifraud provision of federal or state securities laws; or

F.	Alcohol or prescription or other drug abuse substantially affecting work performance.

“Code” means the Internal Revenue code of 1986, as from time to time amended.

“Committee” means the Executive Vice President and Chief Financial Officer, the Senior Vice President, General Counsel and Secretary, and the Vice President, Global Compensation and Benefits of the Company. If any of the Committee members would have a personal interest in the discharge of the duties of the Committee, that individual must recuse himself or herself from the decisions of the Committee.

“Company” means Dana Holding Corporation, a Delaware Corporation.

“Disability” or “Disabled” will mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months as determined by the Board in its reasonable discretion, and within 30 days after a notice of termination is thereafter given by the Company, the Executive will not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive disputes a determination to terminate his employment because of Disability, the question of the Executive’s disability will be subject to the certification of a qualified medical doctor selected by the Company and the Executive. The costs of such qualified medical doctor will be paid for by the Company.

“Good Reason” means (i) a reduction in the Executive’s Base Salary or benefits (other than reductions applied similarly to all of the Company’s senior executives); (ii) failure to pay or provide any of the compensation set forth in this Agreement (except for reductions applied similarly to all of the Company’s senior executives); (iii) a material adverse change by the Company in the Executive’s title, position, authority or reporting relationships within the Company (and which shall not include any additional duties assigned to the Executive based on his past experience and background); and (iv) a failure by the Company to comply with any material provision of this Agreement, which failure is not cured (if capable of cure) within 30 days (or in any event after 45 days if not capable of cure within 30 days) after written notice of such non-compliance by the Executive.

“Normal Retirement Date” means the second anniversary date of employment which is September 20, 2013. Notwithstanding the preceding sentence, the definition of Normal Retirement Date as expressed under this Plan will not apply to any other Company-sponsored retirement or compensation plan or program, including but not limited to, the Dana Holding Corporation Omnibus Incentive Plan unless expressly provided otherwise,.

“Normal Retirement Benefit” means the lump sum benefit payable to the Participant as set forth in Section 2.1 of the Plan upon attainment of the Normal Retirement Date.

“Participant” means Jeffrey S. Bowen.

“Plan” means the Supplemental Executive Retirement Plan for Jeffrey Bowen set forth herein.

“Dana Retirement Savings Plan” means the Company-sponsored 401(k) defined contribution plan.

“Termination Date” means the date on which the Participant ceases to be employed by the Company for any reason, including, but not limited to, by reason of his death, disability or his election to retire or voluntarily resign.

ARTICLE II

BENEFITS

2.1       Normal Retirement Benefit. If employment continues to at least the Participant's Normal Retirement Date, the Company shall be obligated to pay the Participant upon the Participant’s Termination Date the Participant’s Normal Retirement Benefit in a single lump sum payment. The Participant’s Normal Retirement Benefit shall equal the accumulated balance in a notional defined contribution account (the “SERP account”). Effective September 20, 2011, the Company shall credit the SERP account with one million, one hundred thousand dollars ($1,100,000). The SERP account shall accrue Earnings Credits as provided under Section 2.2.

The Company shall, on an annual basis, provide the Participant with a statement which shows the balance accrued in the SERP, including the amounts described in Sections 2.2 and 2.8, below.

2.2       Earnings Credit. On the first day of each calendar year an earnings credit shall be added to the SERP account. Such earnings credit shall equal five percent (5%) per annum of the balance in the SERP account as of the end of the preceding calendar year. In determining the SERP account during the calendar year (the “Determination Date”), the Earnings Credit shall be calculated from the beginning of the calendar year to the end of the month preceding the Determination Date using 5% prorated on a monthly basis using simple interest.

2.3       Vesting Conditions. Except as expressly provided in Section 2.4 below, the Normal Retirement Benefit shall be forfeited if the Participant’s Termination Date occurs before the date the Participant attains Normal Retirement Date (the “Vesting Date”).

2.4       Involuntary Termination; Disability; Death; Resignation for Good Reason. If, prior to his Normal Retirement Date, the Participant’s employment with the Company terminates as a result of the Participant's: (a) death or Disability; (b) involuntary termination by the Company for a reason other than Cause; or (c) resignation for Good Reason, the SERP account to which the Participant is entitled under this Agreement shall immediately vest and the Company shall credit the SERP account in the manner specified in section 2.1 with respect to any Earnings Credit earned in the year of termination.. Any benefit payable pursuant to this Section 2.4 shall be paid in cash in a single lump sum.

2.5       Termination. For purposes of this Plan, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “Separation from Service” (as determined in accordance with Section 409A of the Code).

2.6       Beneficiary. In the event of the Participant’s death, the Participant’s beneficiary under the Dana Retirement Savings Plan shall be entitled to receive any benefits that otherwise would have been payable to the Participant hereunder. In the event the Participant has not designated a beneficiary under the Dana Retirement Savings Plan, the Participant's estate shall be entitled to receive any benefits that otherwise would have been payable to the Participant hereunder.

2.7       Section 409A Delay. Notwithstanding any provisions of Section 2 to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his Separation from Service and if any portion of the payments or benefits to be received by the Participant under Section 2 upon his separation of service with the Company would be considered deferred compensation under Section 409A, then the following provisions will apply to the relevant portion:

A.	Each portion of such payments and benefits that would otherwise be payable pursuant to Section 2 during the six-month period immediately following the Participant’s Separation of Service (the “Delayed Period”) will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date the Participant incurs a Separation of Service; and (ii) the Participant’s death (the applicable date, the “Permissible Payment Date”);

B.	Payments delayed under Section 2.7 as a result of the application of Section 409A will not accrue interest. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Participant’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit; and

C.	Each payment under this Plan will be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

2.8       The Dana Supplemental Executive Retirement Plan (the “Dana SERP”) Entitlement. In addition to the benefits otherwise provided under this Plan, each year, the Participant will receive a credit in a separate account under this Plan that corresponds in timing, vesting, benefits calculation and distribution to the rights and responsibilities applicable to participants generally under the Dana SERP. To the extent necessary to interpret the Participant’s Dana SERP entitlement and the obligations set forth herein, the written terms and definitions contained in the Dana SERP are hereby incorporated by reference herein. However, this Plan explicitly does not amend or otherwise alter the Dana SERP in any respect. To the extent that this Plan sets forth benefit obligations to the Participant that are different from those set forth in the Dana SERP, such differing obligations shall relate only to Participant and shall have no applicability with respect to any other participant under the Dana SERP.

ARTICLE III

PLAN ADMINISTRATION

3.1       Administration of Plan. The Committee shall have the sole responsibility for the administration of the Plan.

3.2       Claims Procedure. The Committee shall make all determinations as to any claim by the Participant or Beneficiary to a benefit under this Plan. Any denial by the Committee of a claim for benefits under the Plan by Participant shall be stated in writing by the Committee and shall set forth the specific reasons for the denial. In addition, the Committee shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a review of the decision denying the claim.

3.3       Powers and Duties of the Committee. The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)	to construe and interpret the Plan, to resolve ambiguities, inconsistencies, and omissions and determine the amount, manner and time of payment of any benefits hereunder.

(b)	to prescribe procedures to be followed by Participant in filing elections or revocations thereof;

(c)	to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan, including an annual statement of account to Participant;

(d)	to receive for the Company and from Participant such information as shall be necessary for the proper administration of the Plan;

(e)	to furnish the Company, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)	to appoint individuals to assist in the administration of the Plan and any other agents it deems advisable, including actuaries and legal counsel; and

(g)	to create subcommittees and appoint agents, and to delegate such of its rights, powers and discretions to such subcommittees or agents as it deems desirable.

3.4       Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable or appropriate for the proper administration of the Plan. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or the Company.

3.5       Indemnification of Committee. To the extent permitted by law, the Committee and any person to whom it may delegate any duty or power in connection with administering the Plan, the Company, and the officers and trustees thereof, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken or suffered by them in good faith in reliance upon, any actuary, trustee, counsel, accountant, other specialist, or other person selected by the Committee, or in reliance upon any tables, valuations, certificates, opinions or reports that may be furnished by any of them. Further, to the extent permitted by law, no member of the Committee, nor the Company, nor the officers or trustees thereof, shall be liable for any neglect, omission or wrongdoing, except for his, her or its own individual misconduct. To the extent permitted by law, any present or former member of the Committee shall be indemnified by the Company and its successors against any and all liabilities arising; by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

ARTICLE IV

MISCELLANEOUS

4.1       Withholding of Taxes. The Company may deduct or withhold from any payments to be made under the Plan any Federal, state, local income or employment taxes as required under applicable laws to be withheld (including under Code Section 409A), or may instead require the Participant or Beneficiary, as the case may be, to pay any such amount, or the balance of any such amount.

4.2      FICA Taxes, Payment of Tax Obligation, and Account Reduction

(a)     Calculation of FICA Taxes. For each Plan Year in which the Participant’s Account (or portion of the Account) vests pursuant to Section 6.2, the Company shall calculate the applicable FICA taxes that are due and shall pay such FICA taxes to the applicable tax authorities as provided by Treasury Regulation Section 31.3121(v)(2)-1. The amount of the applicable FICA taxes that are the responsibility of the Participant pursuant to Code Section 3101 shall be paid by the Participant as provided in Subsections (b) or (c).

(b)    Payment of Tax Obligation. The Company is authorized to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any vesting or other taxable event arising as a result of the Plan.

(c)    Reduction in Account Balance. As an alternative method and at the discretion of the Company, effective as of each Allocation Date in a Plan Year for which FICA taxes are paid for a Participant pursuant to Subsection (a), the Company is also authorized to withhold such taxes from the Participant’s Account and reduce the Participant’s Account balance by the following amount:

(1)        The amount of the applicable FICA taxes calculated by the Company that are the responsibility of the Participant pursuant to Code Section 3101 (the “FICA Amount”), plus

(2)        The amount of Federal, state and local income taxes that are due on the distribution of the FICA Amount from the Participant’s Account, which net of its own Federal, state and local income taxes, is sufficient to enable the Company to pay the full FICA Amount from the Participant’s Account to the applicable tax authorities.

The amount calculated pursuant to this Subsection shall be final and binding on the Participant and shall reduce the Participant’s Account effective as of each applicable Allocation Date for which a FICA Amount is payable.

4.3       No Contract of Employment. Nothing contained herein shall be construed as a contract of employment between the Company and Participant, or as giving a right to Participant to be continued as an executive or employee of the Company, or as a limitation of the right of the Company to discharge Participant at any time with or without Cause.

4.4       Addresses. Each person entitled to benefits hereunder shall file with the Committee from time to time in writing his or her complete mailing address and each change of mailing address. Any check representing payment hereunder, and any communication, addressed to Participant or to any other person at his or her last address so filed (or if no such address has been filed, then at his or her last address indicated on the records of the Company) shall be deemed to have been received by such person for all purposes of the Plan, and neither the Company nor any other person shall be obligated to search for or ascertain the location of any such person to whom such communication was sent.

4.5       Expenses. All expenses that shall arise in connection with the administration of the Plan, including but not limited to compensation and other expenses and charges of any actuary, trustee, counsel, accountant, specialist, or other person who shall be employed by the Committee in connection with the administration thereof, shall be paid by the Company.

4.6       Anti-Alienation. Except as may otherwise be provided by law, no distribution or payment under the Plan to any Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment.

4.7       Unfunded Plan. The benefits payable under the Plan shall be paid from the general assets of the Company. Participant and his beneficiary shall not have any interest in any specific assets of the Company by reason of the establishment and maintenance of the Plan, and such persons shall have only the status of unsecured creditors of the Company with respect to any benefits that become payable under the Plan. The Company may, in its discretion, purchase insurance contracts or establish a trust to assist it in satisfying its obligations to provide benefits under the Plan; provided, however, that (i) any such insurance contracts and the assets of any such trust shall remain subject to the claims of the Company's general creditors in the event of the Company's insolvency, (ii) the Company or such trust shall be the sole owner of any such insurance contracts, and (iii) no Participant or any other person who may become entitled to benefits hereunder shall have any interest in any such insurance contract.

4.8       Compliance with Code Section 409A. It is intended that any amounts payable under this Plan and the Company’s and the Participant’s exercise of authority or discretion hereunder will comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Participant to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Participant with respect to any income recognized by the Participant in connection with the Plan is guaranteed, and the Participant will be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Plan.

4.9       Incompetency. If the Committee determines that any person entitled to payments under the Plan is an infant or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his or her benefit, without the responsibility to follow the application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Plan and the Committee from any further liability or responsibility therefor.

4.10     Benefits Not Compensation. Any benefits provided under the Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing any benefits to which the Participant may be entitled under any pension plan or other employee benefit plan maintained by the Company.

4.11     Amendment or Termination of Plan. The Company may not amend or terminate this Plan without the written consent of Participant or, after Participant’s Death or Disability, any beneficiary.

4.12     Ohio Law to Govern. This Plan shall be construed and regulated and its validity and effect and the rights hereunder of all parties interested shall at all times be determined and this Plan shall be administered, in accordance with the laws of the State of Ohio.

4.13     Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the Participant and his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company (and its parent, if any, and affiliates) and its successors and assigns.

4.14     Entire Agreement. This Plan constitutes the final, complete and exclusive agreement between Participant and the Company with respect to the subject matter hereof and hereby replaces and supersedes all prior agreements, offers or promises whether oral or written with respect thereto. In the event of any inconsistency between this Agreement and any other agreement which binds or benefits the Executive and the Company, this Agreement shall govern and control.

DANA HOLDING CORPORATION

By:	/s/ Roger J. Wood
Name:	Roger J. Wood

ACCEPTED AND AGREED:	/s/ Jeffrey S. Bowen
Jeffrey S. Bowen

Title: Chief Administrative Officer